EXHIBIT 4.2


                          TOWN & COUNTRY CORPORATION,
                                   as Issuer

                                      AND

                    TOWN & COUNTRY FINE JEWELRY GROUP, INC.,
                L.G. BALFOUR COMPANY, INC. and GOLD LANCE, INC.,
                                 as Guarantors

                                      AND

                             BANKERS TRUST COMPANY,
                                   as Trustee

                          FIRST SUPPLEMENTAL INDENTURE

                         Dated as of November 13, 1996

                                       to

                                   INDENTURE

                            Dated as of May 14, 1993

                 13% Senior Subordinated Notes Due May 31, 1998

                          FIRST SUPPLEMENTAL INDENTURE


     FIRST SUPPLEMENTAL INDENTURE dated as of November 13, 1996, by and among TOWN & COUNTRY CORPORATION, a Massachusetts corporation (the "Issuer"), BANKERS TRUST COMPANY, a New York banking corporation, as Trustee (the "Trustee"), and TOWN & COUNTRY FINE JEWELRY GROUP, INC., L.G. BALFOUR COMPANY, INC. and GOLD LANCE, INC. (the "Guarantors").

     WHEREAS, all capitalized terms used in this First Supplemental Indenture have the respective meanings set forth in the Indenture; and

     WHEREAS, the Issuer, the Guarantors and the Trustee entered into that certain Indenture dated as of May 14, 1993 (the "Indenture"), which authorized the issuance of 13% Senior Subordinated Notes due May 31, 1998 (the "Securities"); and

     WHEREAS, Section 9.02 of the Indenture provides, among other things, that the Issuer, the Trustee and the Guarantors may amend the Indenture as provided herein with the written consent of the Holders of at least a majority in principal amount of the outstanding Securities; and

     WHEREAS, all acts and proceedings required by law, the Indenture, the articles of organization and the by-laws of the Issuer and the Guarantors to authorize, approve and constitute this First Supplemental Indenture as a valid and binding agreement for the uses and purposes set forth herein, in acco rdance with its terms, have been done and taken, and the execution and delivery of this First Supplemental Indenture have in all respects been duly authorized by the Issuer and the Guarantors.

     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guarantors and the Trustee hereby agree as follows:

     (1) The definition of "Minimum Net Worth" as set forth in the Indenture shall be deleted in its entirety and replaced as follows: "Minimum Net Worth" means, as of any date, an amount equal to negative $7,500,000.

     (2) Section 4.10 of the Indenture is hereby amended by eliminating in its entirety clause (ii) of the first full paragraph of Section 4.10 and replacing it with the following: "(ii) the proceeds therefrom consist of at least 85% cash or Cash Equivalents, and."

     (3) Section 4.10 of the Indenture is hereby further amended by eliminating in its entirety clause (iii) of the first full paragraph of Section 4.10 and replacing it with the following: "(iii) within thirty (30) days of the Asset Disposition, the proceeds arising therefrom are applied by the Company to redeem or prepay Indebtedness secured by Liens subject to the Intercreditor Agreement in accordance with the terms of the Intercreditor Agreement."

     (4) Section 4.10(b)of the Indenture is hereby amended by eliminating in its entirety the first full sentence thereof and replacing it with the following:
"In the event that the Company is required to redeem or prepay Indebtedness with the proceeds arising from an Asset Disposition pursuant to this Section 4.10, and to the extent that the Intercreditor Agreement provides that any portion of such proceeds may be applied to redeem Securities hereunder, the Company shall, subject to Section 3.01, redeem Securities at a redemption price equal to the applicable percentage of the principal amount of such Securities as set forth in
Section 3.01 plus accrued and unpaid interest to and including the redemption date."

     (5) The Trustee accepts the amendment of the Indenture effected by this First Supplemental Indenture. Without limiting the generality of the foregoing, the Trustee has no responsibility for the correctness of the recitals of fact herein contained which shall be taken as the statements of the Issue r and the Guarantors.

     (6) This First Supplemental Indenture shall become valid, binding and effective upon its execution by the Issuer, the Guarantors and the Trustee.

     (7) Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. In addition, without limitation, the Issuer and the Guarantors hereby reconfirm their obligations to the Trust ee under Section 7.07 of the Indenture.

     (8) This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

     (9)This First Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all of such counterparts shall together constitute one and the same instrument.

     (10)The laws of the State of New York shall govern this First Supplemental Indenture without regard to principles of conflicts of law.

     (11) Nothing contained in this First Supplemental Indenture shall operate as a waiver or release of any right, remedy, claim or privilege against the Company, the Guarantors or any other person as to matters not specifically addressed by this First Supplemental Indenture, and all such rights, remed ies, claims and privileges are hereby expressly preserved.

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first written above.

TOWN & COUNTRY CORPORATION


By:     /S/ C. William Carey
Name:    C. William Carey
Title:   Chairman


TOWN & COUNTRY FINE JEWELRY GROUP, INC.


By:     /S/ C. William Carey
Name:   C. William Carey
Title:  Chairman

L.G. BALFOUR COMPANY, INC.


By:     /S/ C. William Carey
Name:   C. William Carey
Title:  Chairman


GOLD LANCE, INC.


By:     /S/ C. William Carey
Name:   C. William Carey
Title:  Chairman


BANKERS TRUST COMPANY, as Trustee

By:    /s/ Terrence Rawlins
Name:  Terrence Rawlins
Title: Assistant Treasurer